SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 3 TO

                      REGISTRATION STATEMENT NUMBER 333-34982

              American Express Equity Indexed Savings Certificates

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6725
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

        70100 AXP Financial Center, Minneapolis, MN 55474, (612) 671-3131
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 H. Bernt von Ohlen - 50605 AXP Financial Center,
                     Minneapolis, MN 55474, (612) 671-7981
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 3 TO
                      REGISTRATION STATEMENT NO. 333-34982

Cover Page

Prospectus

Part II Information

Signatures

Exhibits

(logo)
  American
    Express(R)
Certificates
                                                                American Express
                                                                  Equity Indexed
                                                            Savings Certificates


                                                       PROSPECTUS APRIL 30, 2003


Potential for stock market growth with safety of principal.

American Express Certificate Company (the Issuer) issues American Express Equity Indexed Savings Certificates (the Certificates). The Issuer offers two classes of Certificates -- Full Participation Certificates and Partial Participation Certificates. You may:

o Purchase a Certificate in any amount from $2,000 through $1 million unless you receive prior authorization from the Issuer to invest more.


o Participate in any increase of the stock market based on the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index) while protecting your principal, up to a maximum return between 5% and 6% for a 52-week term (see page 2p).


o Decide whether to link all of your return to the index by buying a Full Participation Certificate or whether the Issuer will guarantee part of your return, with a reduced participation in the index, by buying a Partial Participation Certificate.

o    Keep your Certificate for up to 10 successive 52-week terms.

The Certificates are debt securities that pay interest based on the performance of the S&P 500 Index up to the maximum return. The Certificates do not pass through the performance of a stock portfolio as an indexed mutual fund does and therefore do not use indexed investment strategies as a mutual fund.

Purchasers of the Certificates or other similar certificates through some distribution channels may be eligible for special rates. See "Initial Interest and Participation Rates" on page 2p.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Certificates are backed solely by the assets of the Issuer. To the extent you link your interest to the S&P 500 Index, you might earn no interest. See "Risk Factors" on page 2p.

The Issuer is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.

The distributor and selling dealers are not required to sell any specific amount of securities.

Issuer:        American Express Certificate Company
               70100 AXP Financial Center
               Minneapolis, MN 55474
               (800) 862-7919 (toll free)

Distributor:   American Express Financial Advisors Inc.



(logo)
AMERICAN
 EXPRESS
(R)

Initial Interest and Participation Rates

The Issuer is a face-amount certificate company, a kind of investment company, and the Certificates are face-amount certificates.

The Issuer guarantees return of your principal. The interest on your Certificate is linked to stock market performance as measured by the S&P 500 Index, based on Tuesday closing values of the S&P 500 Index at the beginning and end of a 52-week term. The index used for the Certificates excludes dividends on the 500 stocks in the index. See "About the Certificates" for more explanation.


Here are the interest rates and market participation percentages in effect April 30, 2003:

Class of certificate         Maximum return       Market participation percentage      Minimum interest
Full Participation                 5%                         100%                          None
Partial Participation              5%                          25%                           1%

These rates may or may not have changed when you apply to purchase your Certificate. For your first term, your maximum return will be between 5% and 6%. Rates for later terms are set at the discretion of the Issuer and may differ from the rates shown here.

The Issuer may offer different maximum returns, market participation percentages and minimum interest rates for the Certificates or other similar face-amount certificates for different distribution channels or in other circumstances. For more information call (888) 322-7234 and see "Promotions and Pricing Flexibility" under "About the Certificates."


RISK FACTORS

You should consider the following when investing in a Certificate:

To the extent you link your interest to the S&P 500 Index, you might earn no interest. If you choose to link all of your return on your Certificate to the S&P 500 Index, you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. See "Interest" under "About the Certificates."

The Certificates are backed solely by the assets of the Issuer. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

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2p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Table of Contents


Initial Interest and Participation Rates......................2p
Risk Factors..................................................2p

About the Certificates........................................4p
The Issuer and You............................................4p
Read and Keep This Prospectus.................................4p
Investment Amounts............................................4p
Face Amount and Principal.....................................4p
Certificate Term..............................................5p
Value at Maturity.............................................5p
Receiving Cash Before the End of Term.........................5p
Interest......................................................5p
Promotions and Pricing Flexibility............................7p
Historical Data on the S&P 500 Index..........................7p
Calculation of Return.........................................9p
About the S&P 500 Index......................................11p
Opportunities at the End of a Term...........................12p

How to Invest and Withdraw Funds.............................12p
Buying Your Certificate......................................12p
Full and Partial Withdrawal Policies.........................13p
Retirement Plans: Special Policies...........................14p
Ownership and Transfer by  Book Entry Only...................14p

Taxes on Your Earnings.......................................16p
Retirement Accounts..........................................17p
Gifts to Minors..............................................17p
Your TIN and Backup Withholding..............................18p
Foreign Investors............................................19p

How Your Money is Used  and Protected........................21p
Invested and Guaranteed by the Issuer........................21p
Regulated by Government......................................21p
Backed by Our Investments....................................22p
Investment Policies..........................................22p

How Your Money Is Managed....................................24p
Relationship Between
   the Issuer and American Express
   Financial Corporation.....................................24p
Capital Structure and Certificates Issued....................25p
Investment Management and Services...........................25p
Distribution.................................................26p
Selling Dealers..............................................27p
Transfer Agent...............................................27p
Employment of Other  American Express Affiliates.............27p
Directors and Officers.......................................28p
Independent Auditors.........................................31p

Appendix.....................................................31p

Annual Financial Information.................................32p
Summary of Selected  Financial Information...................32p
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations.....................................33p

American Express Certificate
   Company Responsibility for Preparation of
   Financial Statements......................................38p

Report of Independent Auditors...............................39p

Financial Statements.........................................40p

Notes to Financial Statements................................47p


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3p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

About the Certificates

THE ISSUER AND YOU

In this prospectus, "we," "us," "our" and "ours" refer to the Issuer and "you," "your" and "yours" refer to the owner of a Certificate. An investor must purchase and hold a Certificate through a Direct Participant in the Depository Trust Company, New York, New York (DTC). A Direct Participant is a corporation or other entity approved by DTC to become a participant and have direct access to DTC's services. See "Ownership and Transfer by Book Entry Only."

READ AND KEEP THIS PROSPECTUS

This prospectus describes terms and conditions of your American Express Equity Indexed Savings Certificate. It contains facts that can help you decide if a Certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Equity Indexed Savings Certificates as described in the prospectus, or to bind the Issuer by any statement not in it.

INVESTMENT AMOUNTS

You may purchase an American Express Equity Indexed Savings Certificate in any amount from $2,000 through $1 million (unless you receive prior approval from the Issuer to invest more) payable in U.S. currency. The Issuer will accept an offer to purchase a Certificate only from a Direct Participant in DTC. To purchase a Certificate, you must arrange for a selling dealer to offer to purchase the Certificate as or through a Direct Participant in DTC on your behalf. The Issuer has complete discretion to determine whether to accept an offer and sell a Certificate. If you wish to invest more than $1 million, you should seek prior approval from the Issuer through your selling dealer.

The Certificate may be used as an investment for your Individual Retirement Account (IRA). If so used, the amount of your contribution (investment) will be subject to limitations in applicable federal law.

FACE AMOUNT AND PRINCIPAL

The face amount of your Certificate is the amount of your initial investment. Your principal is the value of your Certificate at the beginning of each term. The Issuer guarantees your principal. It consists of the amount you actually invest plus interest credited to your account less withdrawals, penalties and any interest paid to you in cash.

For example: Assume your initial investment (face amount) of $10,000 has earned a return of 7.25%. The Issuer credits interest to your account at the end of the term. You have not taken any interest as cash, or made any withdrawals. Your principal for the next term will equal:


         $10,000      Face amount (initial investment)
plus         725      Interest credited to your account at the end of the term
minus         (0)     Interest paid to you in cash
minus         (0)     Withdrawals and applicable penalties
              --
         $10,725      Principal at the beginning of the next term
         =======


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4p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

CERTIFICATE TERM

Your first Certificate term is a 52-week period. It begins on the Wednesday the Issuer accepts a selling dealer's offer on your behalf and ends the Tuesday before the 52-week anniversary of its acceptance. Initially, the Issuer expects to accept offers for Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. Your Certificate will not earn any interest until the term begins. You will be notified in advance of the end of your term. This notice will include the new maximum return and the new market participation percentage for Certificates and the minimum interest rate for Partial Participation Certificates. We will follow your instructions on the amount to surrender, if any. We will automatically renew the remainder of your Certificate for a new 52-week term.

VALUE AT MATURITY

Your Certificate matures after 10 terms. Then you will receive a distribution for its value. Your Certificate term is always 52 weeks. At maturity, the value of your Certificate will be the total of your actual investment, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties. Certain other fees may apply.

RECEIVING CASH BEFORE END OF TERM

If you need money before your Certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. For procedures for withdrawing money, contact your selling dealer and see "Full and Partial Withdrawal Policies" and "Ownership and Transfer by Book Entry Only" under "How to Invest and Withdraw Funds." For conditions under which penalties apply, see "Penalties for withdrawal during a term" and "Loss of interest" in "Buying Your Certificate" and "Other Full and Partial Withdrawal Policies" under "How to Invest and Withdraw Funds" below.

INTEREST

By choosing whether to buy a Full Participation Certificate or a Partial Participation Certificate, you choose from two types of participation interest for your first term: 1) full participation interest (with a Full Participation Certificate), or 2) partial participation interest together with minimum interest (with a Partial Participation Certificate). Interest earned on both of these Certificates has an upper limit which is the maximum return explained below. After your first term, you may transfer from a Full Participation Certificate to a Partial Participation Certificate, or from a Partial Participation Certificate to a Full Participation Certificate. Such a transfer is a purchase of a new Certificate, and you must meet the requirements for new purchases of Certificates.

Full Participation Certificate: With this Certificate:

o you participate 100% in any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," up to the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

o you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term.

o    your return is linked to stock market performance.

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5p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see "About the S&P 500 Index."

Partial Participation Certificate: This Certificate allows you to participate in a specified part (market participation rate) of any percentage increase in the S&P 500 Index together with a rate of interest guaranteed by the Issuer in advance for each term (minimum interest). Your return consists of two parts:

o a percentage of any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," and

o    a rate of interest guaranteed by the Issuer in advance for each term.

Together, they cannot exceed the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

The market participation rate and the minimum interest rate on the date of this prospectus are listed on the inside front cover under "Initial Interest and Participation Rates."

Maximum return: This is the cap, or upper limit, of your return for a Certificate term. Your total return including both market participation and, if you own a Partial Participation Certificate, minimum interest will be limited to this maximum return percentage. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

Determining the S&P 500 Index value: The stock market closes at 3 p.m. Central time. The S&P 500 Index value is available at approximately 4:30 p.m. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor's (S&P) makes minor adjustments to the closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day. In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday's closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.

Earning interest: The Issuer calculates, credits and compounds participation interest at the end of your Certificate term. Minimum interest accrues daily and is credited and compounded at the end of your Certificate term. Minimum interest is calculated on a 30-day month and 360-day year basis.

Rates for future periods: After the initial term, the maximum return, market participation percentage or minimum interest rate on your Certificate may be greater or less than those shown in the front of this prospectus. We review rates at least monthly, and have complete discretion to decide what maximum return, market participation percentage and minimum interest rate will be declared.

To find out what your Certificate's new maximum return, market participation percentage and minimum interest rate will be for your next term, please consult your selling dealer, or call the Issuer at the telephone numbers listed on the back cover.

The Certificates or a similar face-amount certificate may be available through other distributors or selling dealers with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling dealers by calling (888) 322-7234.

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6p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

PROMOTIONS AND PRICING FLEXIBILITY

The Issuer may sponsor or participate in promotions involving the Certificates or similar face-amount certificates and their respective terms. For example, we may offer a different maximum return, market participation percentage and minimum rate to new clients, to existing clients, or to individuals who purchase or use other products or services offered by American Express Company or its affiliates. These promotions will generally be for a specified period of time.

We also may offer a different maximum return, market participation percentage and minimum rate based on the amount invested and geographic location.

HISTORICAL DATA ON THE S&P 500 INDEX


The following chart illustrates the month-end closing values of the Index from Dec. 31, 1983 through Feb. 28, 2003. The values of the S&P 500 Index are reprinted with the permission of S&P.



                              S&P 500 Index Values - December 1983 to February 2003
(line chart)
1,600

                                                                                                       [X]
1,400
                                                                                                 [X]

1,200                                                                                                        [X]
                                                                                                                   [X]
                                                                                           [X]
1,000

                                                                                     [X]
800

                                                                               [X]
600                                                                      [X]
                                                             [X]   [X]
                                                       [X]
400                                              [X]

                   [X]               [X]
200                            [X]         [X]
             [X]         [X]
[X]    [X]

12/83 12/84 12/85 12/86 12/87 12/88 12/89 12/90 12/91 12/92 12/93 12/94 12/95 12/96 12/97 12/98 12/99 12/00 12/01 2/03


S&P 500 Index Average Annual Return

Beginning date Dec. 31,          Period held in years     Average annual return
1992                                      10                         7.22%
1997                                       5                        -1.94%
2001                                       1                       -23.37%


The next chart illustrates, on a moving 52-week basis, the price return of the S&P 500 Index measured for every 52-week period beginning with the period ended Dec. 31, 1984. The price return is the percentage return for each period using month-end closing prices of the S&P 500 Index. Dividends and other distributions on the securities comprising the S&P 500 Index are not included in calculating the price return.

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7p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS


                 S&P 500 Index - December 1984 to February 2003

(line chart)
 50%
                                                52-Week Moving
 40%                                            Price Return

 30%                                                                                       [X]
            [X]                     [X]         [X]                                  [X]
 20%                                                                    [X]    [X]               [X]
                  [X]
 10%                          [X]                                                                      [X]
                                                      [X]    [X]
  0% [X]                                                          [X]

-10%                    [X]
                                          [X]                                                                      [X]
-20%
                                                                                                             [X]

     12/84 12/85 12/86 12/87 12/88 12/89 12/90 12/91 12/92 12/93 12/94 12/95 12/96 12/97 12/98 12/99 12/00 12/01 2/03

Label of "Y" axis reads: 12-Month Return

Using the same dates and data on price returns described above, the next graph expands on the information in the preceding chart by illustrating the number of weeks when the 52-week price return was in the range specified below under each column. For example, the most common 52-week return during this time was in the 10 percent range.


                 S&P 500 Index - December 1984 to February 2003
(bar chart)
30
                                        [X]
                                               [X]                   [X]
25      Distribution of
        52-Week Moving                                       [X]
        Price Returns                                 [X]                  [X]
20


15
                                [X]
            [X]
10                 [X]
     [X]
                         [X]
5


     -15    -10    -5     0      5      10     15     20     25     29.9   >=30


Label of "Y" axis reads: Occurences

Your interest earnings are tied to the movement of the S&P 500 Index. They will be based on any increase in this Index as measured on the beginning and ending date of each 52-week term. Of course, if this Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.

How an index has performed in the past does not indicate how the stock market or the Certificates will perform in the future. There is no assurance that the Certificate owners will receive interest on their accounts beyond any minimum interest selected. The index could decline.

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8p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

CALCULATION OF RETURN

The increase or decrease in the S&P 500 Index, as well as the actual return paid to you, is calculated as follows:

Rate of return on S&P 500 Index

Term ending value of S&P 500 Index             minus
Term beginning value of S&P 500 Index          divided by
Term beginning value of S&P 500 Index          equals
Rate of return on S&P 500 Index

The actual return paid to you will depend on whether or not you select a Full Participation Certificate or a Partial Participation Certificate.

For example, assume:


Term ending value of S&P 500 Index                                       940
Term beginning value of S&P 500 Index                                    900
Maximum return                                                            5%
Minimum return                                                         1.00%
Partial Participation Certificate participation percentages              25%

               940  Term ending value of S&P 500 Index
minus          900  Term beginning value of S&P 500 Index
               ---
equals          40  Difference between beginning and ending values
                40  Difference between beginning and ending values
divided by     900  Term beginning value of S&P 500 Index
               ---
equals       4.44%  Percent increase -- Full Participation Return
             4.44%  Percent increase or decrease
times          25%  Partial Participation Certificate participation percentages
               --
equals       1.11%
plus         1.00%  Minimum interest rate
             ----
equals       2.11%  Partial Participation Certificate return
             ----

In both cases in the example, the return would be less than the 5% maximum.


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9p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Examples

To help you understand the way the Certificates work, here are some hypothetical examples. The following are three different examples of market scenarios and how they affect a Certificate's return. Assume for all examples that:

o    you purchased a Certificate with a $10,000 original investment,

o the Partial Participation Certificate market participation percentage is 25%,

o    the minimum interest rate for Partial Participation Certificates is 1.00%,


o the maximum return for Full Participation Certificates and Partial Participation Certificates is 5%.


1. If the S&P 500 Index value rises


       Week 1/Wed                                             Week 52/Tues
          S&P 500                                               S&P 500
      Index 1,000        4% increase in the S&P 500 Index      Index 1,040

Full Participation Certificate                    Partial Participation Certificate
  $10,000   Original investment                   $10,000    Original investment
  +   400   4% x $10,000                          +   100    1.00% (Minimum interest rate) x $10,000
            Participation interest                +   100    25% x 4% x $10,000 Participation interest
  -------                                         -------
  $10,400   Ending balance                        $10,200    Ending balance
            (4% Total return)                                (2.00% Total return)


2. If the Market and the S&P 500 Index value fall
       Week 1/Wed                                             Week 52/Tues
          S&P 500                                               S&P 500
      Index 1,000        4% decrease in the S&P 500 Index       Index 961

Full Participation Certificate                    Partial Participation Certificate
  $10,000   Original investment                   $10,000    Original investment
  +     0   Participation interest                +   100    1.00% (Minimum interest rate) x $10,000
  -------
  $10,000   Ending balance                        +     0    Participation interest
                                                  -------
            (0% Total return)                     $10,100    Ending balance
                                                             (1.00% Total return)

3. If the Market and the S&P 500 Index value rise above the maximum return

       Week 1/Wed                                             Week 52/Tues
          S&P 500                                               S&P 500
      Index 1,000        10% increase in the S&P 500 Index     Index 1,100


Full Participation Certificate                    Partial Participation Certificate
  $10,000   Original investment                   $10,000    Original investment
  +   500   5% x $10,000                          +   100    1.00% (Minimum interest rate) x $10,000
            Participation interest                +   250    25% x 10% x $10,000 Participation interest
  -------                                         -------
  $10,500   Ending balance                        $10,350    Ending balance
            (5% Total return)                                (3.50% Total return)


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10p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

ABOUT THE S&P 500 INDEX

The description in this prospectus of the S&P 500 Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information regarding the S&P 500 Index. The Issuer does not assume any responsibility for the accuracy or completeness of such information.

The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. S&P chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for American Express Equity Indexed Savings Certificates excludes dividends on the 500 stocks.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies Inc. and have been licensed for use by the Issuer. The Certificates are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Certificate or any member of the public regarding the advisability of investing in securities generally or in the Certificate particularly or the ability of the S&P 500 Index to track general stock market performance.

S&P's only relationship to the Issuer is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Issuer or the Certificate. S&P has no obligation to take the needs of the Issuer or the owners of the Certificate into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Certificates to be issued or in the determination or calculation of the equation by which the Certificates are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates.

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by the Issuer, owners of the Certificates, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, we would use a comparable stock market index for determining participation interest. If this were to occur, we would provide the selling dealer through which you hold your Certificate with a notice to pass on to you by a practical means such as correspondence (which may be electronic if you have so agreed) or a quarterly account statement. The notice would indicate the comparable index and give you the option to withdraw your principal without an early withdrawal penalty. If you chose early withdrawal, you would lose any interest accrued during the term.

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OPPORTUNITIES AT THE END OF A TERM

When your Certificate term ends, you may:

o    withdraw all of your interest,

o withdraw part of your principal (except the withdrawal cannot reduce your Certificate balance to less than the minimum investment requirement of $2,000), or

o    withdraw all of your principal and interest.

without a withdrawal penalty or loss of interest. The remainder, if any, of your Certificate will automatically renew for a new 52-week term. When your next term starts, you won't know your earned interest on the term just ended. If you give appropriate notice to withdraw money from your Certificate at term end, the Issuer typically will pay that amount to DTC on the Wednesday after the Tuesday on which your term ends -- or on the next business day if that Tuesday or Wednesday is not a business day. For processing of funds, see "Ownership and Transfer by Book Entry Only." On giving notice of requests for withdrawals, see "Full and Partial Withdrawal Policies."

How to Invest and Withdraw Funds

BUYING YOUR CERTIFICATE

You may apply to purchase a Certificate only through the distributor or a selling dealer. For a description of distribution and arrangements with selling dealers, see "Distribution" and "Selling Dealers" under "How Your Money Is Managed." To purchase a Certificate, you must apply through a participant in DTC. See "Ownership and Transfer by Book Entry Only." Your purchase occurs when the Issuer accepts an offer to purchase Certificates from a DTC participant (a "Direct Participant") for which you are the beneficial owner and receives federal funds (funds of the Federal Reserve System) from that Direct Participant for the purchase. Initially, the Issuer expects to accept offers to purchase Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. The Issuer in its sole discretion may accept or decline an offer to purchase a Certificate.

The selling dealer purchasing a Certificate on your behalf is to send you a confirmation showing the purchase date, the date your term begins and the interest selection you have made detailing your market participation percentage and, if applicable, the minimum interest rate for your first term, and the value of the S&P 500 Index on the day your term began. The rates in effect on the date we accept the offer from the Direct Participant are the rates that apply to your Certificate.

Important: You must provide the selling dealer who purchases on your behalf with your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number. See "Taxes on Your Earnings."

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FULL AND PARTIAL WITHDRAWAL POLICIES

You may withdraw your Certificate for its full value or make a partial withdrawal of $100 or more at any time. You may withdraw principal of and interest on your Certificate only through the distributor or a selling dealer that is, or has made arrangements with, a Direct Participant in DTC. See "Ownership and Transfer by Book Entry Only." Because of processing time, assuming that you tell your selling dealer of your request for withdrawal on a business day and the selling dealer acts promptly on the request, the request for withdrawal normally will be processed on the next business day. However, you normally must give your request for a withdrawal at term end to your selling dealer by seven business days before the end of the term, and the selling dealer normally must inform DTC and the Issuer of the withdrawal request by appropriate means at least five business days before term end.

If the Issuer has received a report from DTC that, as of the open of business five business days before a requested withdrawal, the amount of Full Participation Certificates or Partial Participation Certificates owned by a Direct Participant is less than the amount of a withdrawal requested by that Direct Participant, then the Issuer normally will not honor the request for withdrawal. Such a DTC report may reflect only information provided to DTC as much as two weeks or more before the date of the report. Thus, for example, if you transfer your Certificate to an account at a different selling dealer than the one through which you purchased your Certificate, you may have to wait up to three weeks or more before you can withdraw part or all of your Certificate.

Penalties for withdrawal during a term: If you withdraw money during a term, you will pay a penalty of 2% of the principal withdrawn. The 2% penalty is waived upon death of the Certificate owner. The Issuer may require a certified death certificate and other evidence satisfactory to the Issuer before waiving the penalty.

You may not make a partial withdrawal if it would reduce your Certificate balance to less than $2,000. If you request such a withdrawal, the Direct Participant who purchased on your behalf is to contact you for revised instructions.

When the Direct Participant requests a full or partial withdrawal on your behalf during a term, we pay the Direct Participant on your behalf from the principal of your Certificate.

Loss of interest: If you make a withdrawal at any time other than at the end of the term, you will lose any interest accrued on the withdrawal amount since we credit minimum and participation interest only at the end of a term.

Following is an example describing a $2,000 withdrawal during a term:

Account balance                                                     $10,000
Interest (interest is credited at the end of the term)                    0
Withdrawal of principal                                              (2,000)
2% withdrawal penalty                                                   (40)
                                                                        ---
Balance after withdrawal                                            $ 7,960
                                                                    =======

You will forfeit any accrued interest on the withdrawal amount.

Retirement plans: In addition, you may be subject to IRS penalties for early withdrawals if your Certificate is in an IRA, 401(k) or other qualified retirement plan account.

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Other full and partial withdrawal policies

o If your Certificate is pledged as collateral on our books, any withdrawal will be delayed until we get approval from the secured party. Because purchases of Certificates generally are made through selling dealers, however, the Issuer's books generally will not reflect whether you have pledged your Certificate as collateral.

o If we have not received federal funds (funds of the Federal Reserve System) for the purchase of a Certificate, you cannot make a withdrawal. This will be unusual because payment is to be by wire transfer from the selling dealer through DTC.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).

RETIREMENT PLANS: SPECIAL POLICIES

o If the Certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the Certificate apply to the plan as the owner of this Certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's benefit under the plan is administered. These terms may differ from the terms of the Certificate.

o If your Certificate is held in a custodial or trusteed retirement plan (including a Keogh plan), special rules may apply at maturity.

o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

OWNERSHIP AND TRANSFER BY BOOK ENTRY ONLY


DTC will act as securities depository for the Certificates. You can only buy Certificates through a broker-dealer or other entity that participates in DTC. The Certificates will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. While the Certificates are not negotiable, Issuer will transfer ownership upon written notification to Issuer from the registered owner, which is expected to be Cede & Co.


DTC is:

o    a limited-purpose trust company organized under the New York Banking Law,

o    a "banking organization" within the meaning of the New York Banking Law,

o    a member of the Federal Reserve system,

o a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that Direct Participants deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear

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through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants (the "Rules") are on file with the Securities and Exchange Commission.

Purchases of Certificates under the DTC system must be made by or through Direct Participants. These Direct Participants will receive a credit for the Certificates on DTC's records. The ownership interest of each actual purchaser of each Certificate ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC or the Issuer of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Certificates are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. The Issuer expects to issue only book-entry securities and does not expect to deposit a physical certificate with DTC. Beneficial Owners will not receive physical certificates representing their ownership interests in Certificates.

To facilitate subsequent transfers, all Certificates deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Certificates with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Certificates. DTC's records reflect only the identity of the Direct Participants to whose accounts such Certificates are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. The Issuer and its affiliates, including American Express Financial Advisors Inc. and American Express Client Service Corporation, are not obligated to pay fees or costs to facilitate transfer of Certificates. You may not be able to transfer your ownership of Certificates from one broker-dealer -- or other Direct or Indirect Participant -- to another if the second Direct or Indirect Participant is unwilling to pay the cost of preparing a system to process ownership of Certificates. For other possible effects of such a transfer, see "Full and Partial Withdrawal Policies."

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Withdrawal proceeds and interest payments on the Certificates will be paid to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Issuer on payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct Participants or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such Participant and not of DTC or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of withdrawal proceeds and interest to Cede & Co. (or such other nominee as may be

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requested by an authorized representative of DTC) is the responsibility of the
Issuer, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Certificates at any time by giving reasonable notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Taxes on Your Earnings

Each calendar year we provide certificate owners and the IRS with reports of all interest of $10 and above credited to their accounts on Form 1099-INT, "Interest Income." Withdrawals are reported to certificate owners and the IRS on Form 1099-B, "Proceeds from Broker and Barter Exchange Transactions." We report participation and minimum interest on certificates when credited to owners' accounts, generally at the end of each certificate term, and fixed and interim interest accrued through the end of each calendar year. The manner in which such income is to be reported for tax purposes by a certificate owner will be based on the method of accounting that the owner uses in general to report income.

Under IRS regulations governing the tax treatment of debt instruments such as the American Express Equity Indexed Savings Certificates, which provide for variable rates of interest, the certificate is treated as either a variable rate debt instrument (VRDI) or a contingent debt instrument (CDI). We believe there is a sound basis under these regulations to treat and report the certfiicate as a VRDI. As a VRDI, full participation interest or partial participation together with minimum interest on the certificate would generally be treated as qualified stated interest that accrues over each term. However, there can be no guarantee that the certificate will not be treated as a CDI since, among other items, the regulations do not address an instrument with all the features of the certificate. If treated as CDI, interest would generally be taken into account for each term under a "noncontingent bond method," under which an owner would have taxable income to report under the rules similar to those for accruing original issue discount. For cash-basis owners, this could result in income having to be reported in advance of interest being credited to their accounts. There also could be differences in the character of income reported if the certificate were classified as a CDI rather than a VRDI.

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The foregoing does not address the tax consequences of ownership of a certificate through an IRA, 401(k) or other tax qualified retirement plan account, or try to cover all tax consequences arising from the ownership of a certificate, and it is possible that changes in tax laws or interpretations may result in changes to the above descriptions. As always, before purchasing an American Express Equity Indexed Savings Certificate, you should consult your own tax advisor as to all tax consequences of ownership of the certificate.

RETIREMENT ACCOUNTS

If you are using the Certificate as an investment for a 401(k) plan account or other qualified retirement plan account or an IRA, income tax rules for your qualified plan or IRA apply.


The issuer is required to withhold federal income taxes of 10% on a qualified plan or IRA withdrawals if you do not provide us with your correct TIN or if you are a U.S. person with a foreign address. Also, withdrawals from retirement accounts are generally subject to a 10% early withdrawal penalty by the IRS if you make them before age 59 1/2, unless you are disabled or if they are made by your beneficiary in the event of your death. Other exceptions may also apply.


Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

This certificate may not be available for all types of retirement accounts.

GIFTS TO MINORS


If permitted under the terms of your account with a selling dealer a Certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,500 for the year 2003 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.


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YOUR TIN AND BACKUP WITHHOLDING

As with any financial account you open, when you open your acount with a selling dealer, you must list your current and correct TIN, which is either your Social Security or Employer Identification number. You must certify your TIN under penalties of perjury. If you purchase through the distributor filling the role of a selling dealer, your certification of your TIN is required by the time you apply to purchase a Certificate.

If you don't provide and certify the correct TIN, you could be subject to backup withholding of 30% of your interest earnings. You could also be subject to further penalties, such as:

o    a $50 penalty for each failure to supply your correct TIN;

o a civil penalty of $500 if you make a false statement that results in no backup withholding; and

o    criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.


How to Determine the Correct TIN

For this type of account:                    Use the Social Security or
                                             Employer Identification Number
                                             of:
-------------------------------------------- -----------------------------------
Individual or joint account                  The individual or one of the
                                             owners listed on the joint
                                             account
-------------------------------------------- -----------------------------------
Custodian account of a minor (Uniform        The minor
Gifts/Transfers to Minors Act)
-------------------------------------------- -----------------------------------
A revocable living trust                     The grantor-trustee (the person
                                             who puts the money into the
                                             trust)
-------------------------------------------- -----------------------------------
An irrevocable trust, pension trust or       The legal entity (not the
estate                                       personal representative or
                                             trustee, unless no legal entity
                                             is designated in the account
                                             title)
-------------------------------------------- -----------------------------------
Sole proprietorship or single-owner LLC      The owner
-------------------------------------------- -----------------------------------
Partnership or multi-member LLC              The partnership
-------------------------------------------- -----------------------------------
Corporate or LLC electing corporate          The corporation
status on Form 8837
-------------------------------------------- -----------------------------------
Association, club or tax-exempt              The organization
organization
-------------------------------------------- -----------------------------------

For details on TIN requirements, ask your registered representative for federal Form W-9, Request for Taxpayer Identification Number and Certification. You also may obtain the form on the Internet at www.irs.gov.


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FOREIGN INVESTORS


Also, the U.S. Internal Revenue Service (IRS) has issued nonresident alien regulations that significantly change the withholding and reporting rules on foreign accounts. The IRS requires that nonresident alien investors certifying non-U.S. status and, if applicable, treaty eligibility, complete one of the Forms W-8.

Interest on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries.

Tax treatment of your investment: Interest paid on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien who has supplied one of the Forms W-8. If the certificate is treated as a CDI, part of the earned income may be treated as a capital gain instead of portfolio interest. Form W-8 must be supplied with a permanent residence address and a current mailing address, if different. (Form W-8BEN must be signed and dated by the beneficial owner, an authorized representative or officer of the beneficial owner or an agent acting under and providing us with a duly authorized power of attorney.) The distributor (if filling the role of a selling dealer) will not, and a selling dealer might not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding.


To help you determine the form that is appropriate for you, please note the following description of the Forms W-8:

Form W-8BEN

(Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding)

This form should be completed by any foreign persons or organizations, if they are the beneficial owner of the income, whether or not they are claiming a reduced rate of, or exemption from, withholding. (Foreign persons or organizations also may be required to fill out one of the other forms that follow in lieu of the W-8BEN.)

Form W-8ECI

(Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States)

This form should be completed by any foreign person or organization if they claim that the income is effectively connected with the conduct of a trade or business within the United States.

Form W-8EXP

(Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding)

This form should be completed by any foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation or government of a U.S. possession.


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Form W-8IMY

(Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding)

This form should be completed by an intermediary acting as custodian, broker, nominee, trustee or executor, or other type of agent for another person.


The Form W-8 must be resupplied every four calendar years, up from three years with the prior form.


Joint ownership: If the account is owned jointly with one or more persons, each owner must provide a Form W-8. If a Form W-9 is received from any of the joint owners, payment will be treated as made to a U.S. person.

Withholding taxes: If you fail to provide us with a complete Form W-8 as required above, you will be subject to 30% backup withholding on interest payments and withdrawals from certificates.


Transfers on death: If you are a nonresident alien and you die while owning a Certificate, and if you purchase or hold through the distributor or another affiliate of the Issuer, then, depending on the circumstances, the distributor or other affiliate generally will not act on instructions with regard to the Certificate before receiving, at a minimum, a statement from persons the distributor or other affiliate believes are knowledgeable about your estate. The statement must be satisfactory to the distributor or other affiliate and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, the distributor or other affiliate generally will not take action regarding your Certificate before receiving a transfer certificate from the IRS or evidence satisfactory to the distributor or other affiliate that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your Certificate to satisfy estate taxes.


If you purchase or hold a Certificate through a selling dealer and need information on procedures and policies in the event of your death while owning a Certificate, contact your selling dealer.

Trusts: If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien. Also, foreign trusts must apply for a permanent U.S. individual tax identification number
(ITIN) or an employer identification number, as appropriate for the trust.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to a Certificate and is based on current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor about their own position.

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How Your Money Is Used and Protected

INVESTED AND GUARANTEED BY THE ISSUER


The Issuer, a wholly owned subsidiary of American Express Financial Corporation
(AEFC), issues and guarantees the American Express Equity Indexed Savings Certificates. We are by far the largest issuer of face-amount certificates in the United States, with total assets of more than $5.1 billion and a net worth in excess of $359 million on Dec. 31, 2002.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o    interest to certificate owners,

o and various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc., and selling agent fees to selling agents.

For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." No national rating agency rates our Certificates or our other face-amount certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT

Because the American Express Equity Indexed Savings Certificates are securities, their offer and sale are subject to regulation under federal and state securities laws. (The American Express Equity Indexed Savings Certificates are face amount certificates. They are not bank products, equity investments, a form of life insurance or an investment trust.)


The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding face-amount certificates. These investments back the entire value of your Certificate. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 2002, the amortized cost of these investments exceeded the required carrying value of our outstanding face-amount certificates by more than $438 million. The law requires us to use amortized cost for these regulatory purposes. Among other things, the law permits Minnesota statutes to govern qualified assets of the Issuer as described in Note 2 to the financial statements. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.


The Issuer has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on face-amount certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by the Issuer). The Issuer also has entered into a written informal understanding with the Minnesota Commerce Department that the Issuer will maintain capital equal to 5% of the assets of the Issuer (less any loans on

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21p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS
outstanding certificates). When computing its capital for these purposes, the Issuer values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS


Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 2002:

Type of investment                                     Net amount invested
Government agency bonds                                         58%
Corporate and other bonds                                       27
Mortgage loans and other loans                                   9
Cash and cash equivalents                                        4
Preferred stocks                                                 2

As of Dec. 31, 2002 about 97% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3 to the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 2002 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


INVESTMENT POLICIES

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of the Issuer use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities

Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How Your Money is Used and Protected."

The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, the Issuer relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in the Issuer's portfolio will be rated investment grade, or in the opinion of the Issuer's investment advisor will be the equivalent of investment grade. Under normal circumstances, the Issuer will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's. Securities that are subsequently downgraded in quality may continue to be held by the Issuer and will be sold only when the Issuer believes it is advantageous to do so.


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22p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

As of Dec. 31, 2002, the Issuer held about 3% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.


Purchasing securities on margin

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money

From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and not a public offering and not intended to be publicly offered.

Real estate

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of the Issuer, will be less than 5% of the Issuer's assets.

Lending securities

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of our assets.

When-issued securities

Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. The Issuer's ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect Issuer's investment portfolio the same as owned securities.

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23p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Financial transactions including hedges

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. The Issuer may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with the Issuer's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on the Issuer's ability to enter into financial transactions to manage the interest rate risk associated with the Issuer's assets and liabilities, but the Issuer does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities

A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. The Issuer's investment advisor will follow guidelines established by the Issuer's board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of the Issuer's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, the Issuer will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How Your Money Is Managed

RELATIONSHIP BETWEEN THE ISSUER AND AMERICAN EXPRESS FINANCIAL CORPORATION

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

The Issuer files reports on Form 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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24p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Before the Issuer was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar face-amount certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. The Issuer and AEFC have never failed to meet their certificate payments.


During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 2002, AEFC managed or administered investments, including its own, of more than $193 billion.


AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(R) Card and operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related services.

CAPITAL STRUCTURE AND CERTIFICATES ISSUED

The Issuer has authorized, has issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


As of the fiscal year ended Dec. 31, 2002, the Issuer had issued (in face amount) $336,839,832 of installment certificates and $1,946,470,135 of single payment certificates. As of Dec. 31, 2002, the Issuer had issued (in face amount) $14,168,060,986 of installment certificates and $25,181,658,896 of single payment certificates since its inception in 1941.


INVESTMENT MANAGEMENT AND SERVICES

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o    providing investment research,

o    making specific investment recommendations,

o and executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

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25p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Advisory and services fee computation

Included assets                              Percentage of total book value
First $250 million                                           0.750%
Next $250 million                                            0.650
Next $250 million                                            0.550
Next $250 million                                            0.500
Any amount over $1 billion                                   0.107

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee. The fee paid to AEFC for managing and servicing bank loans is 0.35%

Advisory and services fee for the past three years


Year                            Total fees        Percentage of included assets
2002                           $9,979,742                       23%
2001                            9,248,275                       24
2000                            8,778,883                       25

Estimated advisory and services fees for 2003 are $10,324,000.


Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we will pay:

o    costs incurred by us in connection with real estate and mortgages;

o    taxes;

o    depository and custodian fees;

o    brokerage commissions;

o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o fees and expenses of our directors who are not officers or employees of AEFC;

o provision for certificate reserves (interest accrued on certificate owner accounts); and

o    expenses of customer settlements not attributable to sales function.

DISTRIBUTION

Under a Distribution  Agreement with American  Express  Financial  Advisors Inc.
(AEFA), a wholly owned subsidiary of AEFC, we pay for the distribution of the Certificates by American Express Financial Advisors Inc. as follows:

o 1.00% of the initial investment on the first day of each Certificate's term,

o 1.00% of the Certificate's reserve at the beginning of each subsequent term,


and all DTC fees and charges incurred by AEFA and American Express Client Service Corporation (AECSC) in distribution and support of American Express Equity Indexed Savings Certificates.


This fee is not assessed to your Certificate.

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26p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $27,961,149 during the year ended Dec. 31, 2002. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $30,935,000 during 2003.


See Note 1 to financial statements regarding deferral of distribution fee expense.

American Express Financial Advisors Inc. pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc. or the Issuer, approved this distribution agreement.

American Express Financial Advisors Inc. also may play the role of a selling dealer as described in this prospectus.

SELLING DEALERS

These Certificates may be sold through selling dealers, under arrangements with American Express Financial Advisors Inc., at commissions of up to:

o    0.80% of the initial investment on the first day of the Certificate's term;
     and

o 0.80% of the Certificate's reserve at the beginning of each subsequent term.

This fee is not assessed to your Certificate.

In addition, the Issuer may pay distributors, and American Express Financial Advisors Inc. may pay selling dealers, additional compensation for selling and distribution activities under certain circumstances. For example, American Express Financial Advisors Inc. may pay or reimburse charges or other fees from transfer agents or others to a selling dealer, or may pay a fee to a selling dealer in order to attend a national sales conference of a selling dealer and, among other activities, promote sales of Certificates. From time to time, the Issuer or American Express Financial Advisors Inc. may pay or permit other promotional incentives, in cash or credit or other compensation to selling dealers or registered representatives.

TRANSFER AGENT


Under a Transfer Agency Agreement, AECSC, a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. The Issuer pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.


In the case of American Express Equity Indexed Savings Certificates, the accounts maintained by AECSC will reflect registered ownership of Certificates by Direct Participants in DTC.

EMPLOYMENT OF OTHER AMERICAN EXPRESS AFFILIATES

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of federal securities laws.

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27p   AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

DIRECTORS AND OFFICERS

AECC's sole shareholder, AEFC, elects the board of directors that oversees AECC's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.


We paid a total of $30,437 during 2002 to directors not employed by AEFC.


Independent Board Members


Name,                              Position held with   Principal occupations       Other directorships        Committee
address,                           Registrant and       during past five years                                 memberships
age                                length of service
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Rodney P. Burwell                  Board member since   Chairman, Xerxes            TCF Financial              Dividend
7901 Xerxes Avenue South,          1999                 Corporation (fiberglass
Suite 201                                               storage tanks)
Bloomington, MN 55431
Born in 1939
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Jean B. Keffeler                   Board member since   Retired business executive
3424 Zenith Avenue South           1999
Minneapolis, MN 55416
Born in 1945
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Thomas R. Mc Burney                Board member since   President, McBurney         The Valspar Corporation    Dividend
1700 Foshay Tower                  1999                 Management Advisors         (paints)
821 Marquette Avenue
Minneapolis, MN 55402
Born in 1938
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Karen M. Bohn                      Board member since   President and CEO, Galeo    Gabberts Inc., Alerus
6620 Iroquois Trail                2002                 Group LLC; Independent      Financial Corp.,
Edina, MN 55439                                         business consultant         American Express
Born in 1953                                                                        Personal Trust Services,
                                                                                    FSB
---------------------------------- -------------------- --------------------------- -------------------------- ---------------


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28p AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Board Members Affiliated with American Express Certificate Company


Name,                              Position held with   Principal occupations       Other directorships        Committee
address,                           Registrant and       during past five years                                 memberships
age                                length of service
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Kent M. Bergene                    Board member since   Vice President - Products
435 AXP Financial Center           2001                 Group of AEFC, since
Minneapolis, MN 55474                                   2001; Director - Variable
Born in 1958                                            Annuity Products,
                                                        1998-2001
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Paula R. Meyer                     Board member and     Senior Vice President and                              Dividend,
596 AXP Financial Center           President since      General Manager - Mutual                               Investment
Minneapolis, MN 55474              1998                 Funds, AEFC, since 2002;
Born in 1954                                            Vice President and
                                                        Managing Director -
                                                        American Express Funds,
                                                        AEFC, 2000-2002; Vice
                                                        President, AEFC, 1998-2002
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Walter S. Berman                   Board member since   Executive Vice President
50115 AXP Financial Center         2002                 and Corporate Treasurer -
Minneapolis, MN 55474                                   American Express Company
Born in 1942                                            (AMEX) since 2002; Chief
                                                        Financial Officer - AEFA
                                                        since 2001; Various
                                                        senior financial
                                                        positions, including
                                                        Treasurer of IBM, at
                                                        other companies from
                                                        1996 to 2001
---------------------------------- -------------------- --------------------------- -------------------------- ---------------


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29p AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Executive Officers


Name,                              Position held with   Principal occupations       Other directorships        Committee
address,                           Registrant and       during past five years                                 memberships
age                                length of service
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Paula R. Meyer                     Board member and     Senior Vice President and                              Dividend,
596 AXP Financial Center           President since      General Manager - Mutual                               Investment
Minneapolis, MN 55474              1998                 Funds, AEFC, since 2002;
Born in 1954                                            Vice President and
                                                        Managing Director -
                                                        American Express Funds,
                                                        AEFC, 2000-2002; Vice
                                                        President, AEFC, 1998-2002
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
John T. Sweeney                    Vice President -     Vice President - Lead
50805 AXP Financial Center         Finance since 2003   Financial Officer,
Minneapolis, MN 55474                                   Products, AEFC, since
Born in 1951                                            2000; Vice President and
                                                        Controller - Brokerage,
                                                        1995-2000
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Lorraine R. Hart                   Vice President -     Vice President -                                       Investment
53643 AXP Financial Center         Investments          Insurance Investments,
Minneapolis, MN 55474                                   AEFC
Born in 1951
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
H. Bernt von Ohlen                 Vice President,      Vice President and Group
50607 AXP Financial Center         General Counsel,     Counsel, AEFC, since
Minneapolis, MN 55474              and Secretary        2000; Partner, D'Ancona &
Born in 1946                       since September      Pflaum LLC, 1999-2000;
                                   2002                 Counsel, Heartland Group,
                                                        Inc., 1998-1999
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Judd K. Lohmann                    Treasurer since      Assistant Treasurer and
73 AXP Financial Center            2003                 Director - Finance and
Minneapolis, MN 55474                                   Analysis, AEFC, since May
Born in 1958                                            2000; Director of
                                                        Operations, Advisor
                                                        Business Systems, AEFC,
                                                        1996-2000
---------------------------------- -------------------- --------------------------- -------------------------- ---------------
Jeryl A. Millner                   Vice President       Vice President and
50807 AXP Financial Center         and Controller       Lead Financial
Minneapolis, MN 55474              since 2003           Officer, Insurance,
Born in 1959                                            Annuities and
                                                        Certificates of AEFC,
                                                        since 2003; ING
                                                        Group, Second Vice
                                                        President, Controller
                                                        - U.S. Life Group,
                                                        2000-2002; Reliastar
                                                        Financial Corp.,
                                                        Second Vice
                                                        President, Controller
                                                        - Reliastar Life and
                                                        Annuity, 1999-2000;
                                                        Reliastar Financial
                                                        Corp., Vice
                                                        President, Chief
                                                        Financial Officer and
                                                        Treasurer - Northern
                                                        Life Ins. Co.,
                                                        1998-1999
---------------------------------- -------------------- --------------------------- -------------------------- ---------------


The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

AECC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

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30p AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

INDEPENDENT AUDITORS

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, Minneapolis, Minnesota, has audited our financial statements at Dec. 31, 2002 and 2001 and for each of the years in the three-year period ended Dec. 31, 2002. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and AECC.


Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.


Non-rated securities will be considered for investment. When assessing each non-rated security, AECC will consider the financial condition of the issuer or the protection afforded by the terms of the security.


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31p AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Report of Independent Auditors

The Board of Directors and Security Holders
American Express Certificate Company:

We have audited the accompanying balance sheets of American Express Certificate Company, a wholly-owned subsidiary of American Express Financial Corporation, as of December 31, 2002 and 2001, and the related statements of operations, comprehensive income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the management of American Express Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2002 and 2001 by correspondence with custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Express Certificate Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.





ERNST & YOUNG  LLP
Minneapolis, Minnesota
January 27, 2003

Finanacial Statements

Balance Sheets, December 31,
Assets

(In thousands)                                                                        2002              2001

Qualified Assets (note 2)
Investments in unaffiliated issuers (notes 3, 4 and 10):
  Cash and cash equivalents                                                        $  224,363        $   72,817
  Available-for-sale securities                                                     4,389,396         4,073,901
  First mortgage loans on real estate and other loans                                 452,243           343,434
  Certificate loans - secured by certificate reserves                                  18,614            21,807
Investments in and advances to affiliates                                                  --               422
                                                                                    ---------         ---------
Total investments                                                                   5,084,616         4,512,381
                                                                                    ---------         ---------
Receivables:
  Dividends and interest                                                               34,114            38,298
  Investment securities sold                                                           24,170            21,500
                                                                                       ------            ------

Total receivables                                                                      58,284            59,798
                                                                                       ------            ------

Other (notes 9 & 10)                                                                   34,403            48,393
                                                                                       ------            ------

Total qualified assets                                                              5,177,303         4,620,572
                                                                                    ---------         ---------
Other Assets
Deferred distribution fees and other                                                    5,979             7,781
                                                                                        -----             -----
Total other assets                                                                      5,979             7,781
                                                                                        -----             -----
Total assets                                                                       $5,183,282        $4,628,353
                                                                                   ==========        ==========

Balance Sheets, Dec. 31, (continued)

Liabilities and Stockholder's Equity (in thousands, except share amounts)           2002               2001
Liabilities
Certificate Reserves (note 5):
     Installment certificates:
        Reserves to mature                                                    $  168,957         $  193,175
        Additional credits and accrued interest                                    3,988              5,082
        Advance payments and accrued interest                                        564                645
        Other                                                                         34                 33
     Fully paid certificates:
        Reserves to mature                                                     4,277,348          3,900,824
        Additional credits and accrued interest                                   42,311             59,948
     Due to unlocated certificate holders                                            170                219
                                                                                     ---                ---
Total certificate reserves                                                     4,493,372          4,159,926
                                                                               ---------          ---------
Accounts Payable and Accrued Liabilities:
     Due to Parent (note 7)                                                          887                878
     Due to Parent for federal income taxes                                        3,908              1,774
     Due to other affiliates (note 7)                                                690                587
     Deferred federal income taxes, net (note 8)                                  29,556                404
     Payable for investment securities purchased                                 263,658            163,507
     Other (notes 9 and 10)                                                       31,822             38,272
                                                                                  ------             ------
Total accounts payable and accrued liabilities                                   330,521            205,422
                                                                                 -------            -------
Total liabilities                                                              4,823,893          4,365,348
                                                                               ---------          ---------
Commitments (note 4)
                                                                               ---------          ---------
Stockholder's Equity (notes 5 and 6)
Common stock, $10 par -- authorized and issued 150,000 shares                      1,500              1,500
Additional paid-in capital                                                       373,844            383,844
Retained earnings (deficit):
     Appropriated for predeclared additional credits/interest                        811              1,123
     Appropriated for additional interest on advance payments                         15                 15
     Unappropriated                                                             (100,142)          (146,593)
Accumulated other comprehensive income -- net of tax (note 1)                     83,361             23,116
                                                                                  ------             ------
Total stockholder's equity                                                       359,389            263,005
                                                                                 -------            -------
Total liabilities and stockholder's equity                                    $5,183,282         $4,628,353
                                                                              ==========         ==========

See notes to financial statements.

Statements of Operations

Year ended Dec. 31, (In thousands)                                                      2002           2001          2000
Investment Income
Interest income from unaffiliated investments:
    Bonds and notes                                                                 $227,609       $214,534      $204,923
    Mortgage loans on real estate and other loans                                     27,719         25,133        26,675
    Certificate loans                                                                  1,095          1,293         1,471
Dividends                                                                              9,949         19,986        32,478
Other                                                                                    980            577           559
                                                                                         ---            ---           ---
Total investment income                                                              267,352        261,523       266,106
                                                                                     -------        -------       -------
Investment Expenses
Parent and affiliated company fees (note 7):
    Distribution                                                                      29,762         30,924        31,209
    Investment advisory and services                                                   9,980          9,248         8,779
    Transfer agent                                                                     3,203          3,161         3,300
    Depository                                                                           321            285           254
Options (note 9)                                                                      36,421         39,510        43,430
Repurchase agreements                                                                     --             52           124
Interest rate swap agreements (note 9)                                                 9,780         17,616            17
Other                                                                                    360            432           410
                                                                                         ---            ---           ---
Total investment expenses                                                             89,827        101,228        87,523
                                                                                      ------        -------        ------
Net investment income before provision for certificate
    reserves and income tax (expense) benefit                                        177,525        160,295       178,583
                                                                                     -------        -------       -------
Provision for Certificate Reserves (notes 5 and 9)
According to the terms of the certificates:
    Provision for certificate reserves                                                 7,888         10,321        12,599
    Interest on additional credits                                                       543            597           714
    Interest on advance payments                                                          19             34            33
Additional credits/interest authorized by AECC:
    On fully paid certificates                                                        88,201        138,020       134,633
    On installment certificates                                                        4,757          7,559         8,483
                                                                                       -----          -----         -----
Total provision for certificate reserves before reserve recoveries                   101,408        156,531       156,462
Reserve recoveries from terminations prior to maturity                                (1,156)        (1,144)       (1,001)
                                                                                      ------         ------        ------
Net provision for certificate reserves                                               100,252        155,387       155,461
                                                                                     -------        -------       -------
Net investment income before income tax (expense) benefit                             77,273          4,908        23,122
Income tax (expense) benefit (note 8)                                                (24,866)         3,348           (14)
                                                                                     -------          -----           ---
Net investment income                                                                 52,407          8,256        23,108
                                                                                      ------          -----        ------
Net realized loss on investments
Securities of unaffiliated issuers before income tax benefit                          (9,899)       (92,375)      (10,110)
                                                                                      ------        -------       -------
Income tax benefit (expense) (note 8):
    Current                                                                           (5,742)        36,320          (537)
    Deferred                                                                           9,373         (3,989)        4,076
                                                                                       -----         ------         -----
Total income tax benefit                                                               3,631         32,331         3,539
Net realized loss on investments                                                      (6,268)       (60,044)       (6,571)
                                                                                      ------        -------        ------
Cumulative effect of accounting change
    (net of income tax benefit of $214)                                                   --           (397)           --
                                                                                      ------        -------        ------
Net income (loss)                                                                   $ 46,139       $(52,185)     $ 16,537
                                                                                    ========       ========      ========

See notes to financial statements.

Statements of Comprehensive Income
Year ended Dec. 31, (In thousands)                                                    2002           2001          2000

Net income (loss)                                                                   $ 46,139       $(52,185)      $16,537
                                                                                    --------       --------       -------
Other comprehensive income net of tax (note 1)
Cumulative effect of accounting change (note 1)                                           --         (2,187)           --
Unrealized gains on available-for-sale securities:
    Unrealized holding gains arising during year                                      99,188         19,959        21,840
    Income tax expense                                                               (34,716)        (6,986)       (7,644)
                                                                                     -------         ------        ------
    Net unrealized holding gains arising during the period                            64,472         12,973        14,196
    Reclassification adjustment for (gains) losses
       included in net income (loss)                                                  (8,142)       101,754        (1,417)
    Income tax expense (benefit)                                                       2,850        (35,614)          496
                                                                                       -----        -------           ---
    Net reclassification adjustment for (gains) losses
       included in net income (loss)                                                  (5,292)        66,140          (921)
                                                                                      ------         ------          ----
Net unrealized gains on available-for-sale securities                                 59,180         79,113        13,275
Unrealized losses on interest rate swaps:
    Unrealized losses arising during the period                                       (8,141)       (19,683)           --
    Income tax benefit                                                                 2,849          6,889            --
                                                                                       -----          -----          ----
    Net unrealized holding losses arising during the period                           (5,292)       (12,794)           --
                                                                                      ------        -------          ----
    Reclassification adjustment for losses
       included in net income (loss)                                                   9,780         17,616            --
    Income tax benefit                                                                (3,423)        (6,166)           --
                                                                                      ------         ------          ----
    Net reclassification adjustment for losses
       included in net income (loss)                                                   6,357         11,450            --
                                                                                       -----         ------          ----
Net unrealized gains (losses) on interest rate swaps                                   1,065         (1,344)           --
Net other comprehensive income                                                        60,245         75,582        13,275
                                                                                      ------         ------        ------
Total comprehensive income                                                          $106,384       $ 23,397       $29,812
                                                                                    ========       ========       =======

See notes to financial statements.

Statements of Stockholder's Equity

Year ended Dec. 31, (In thousands)                                                      2002           2001          2000
Common Stock
Balance at beginning and end of year                                               $   1,500      $   1,500      $  1,500
                                                                                   ---------      ---------      --------
Additional Paid-in Capital
Balance at beginning of year                                                       $ 383,844      $ 143,844      $143,844
(Return of capital to) contribution from Parent                                      (10,000)       240,000            --
                                                                                     -------        -------
Balance at end of year                                                             $ 373,844      $ 383,844      $143,844
                                                                                   =========      =========      ========
Retained Earnings
Appropriated for predeclared additional credits/interest (note 5)
Balance at beginning of year                                                       $   1,123      $   2,684      $  2,879
Transferred to unappropriated retained earnings                                         (312)        (1,561)         (195)
                                                                                        ----         ------          ----
Balance at end of year                                                             $     811      $   1,123      $  2,684
                                                                                   ---------      ---------      --------
Appropriated for additional interest on advance payments (note 5)
Balance at beginning of year                                                       $      15      $      15      $     10
Transferred from unappropriated retained earnings                                         --             --             5
                                                                                   ---------      ---------      --------
Balance at end of year                                                             $      15      $      15      $     15
                                                                                   ---------      ---------      --------
Unappropriated (note 6)
Balance at beginning of year                                                       $(146,593)     $  70,937      $ 59,210
Net income (loss)                                                                     46,139        (52,185)       16,537
Transferred from appropriated retained earnings                                          312          1,561           190
Capital dividends declared                                                                --       (166,906)           --
Cash dividends declared                                                                   --             --        (5,000)
                                                                                   ---------      ---------      --------
Balance at end of year                                                             $(100,142)     $(146,593)     $ 70,937
                                                                                   =========      =========      ========
Accumulated other comprehensive income -- net of tax (note 1)
Balance at beginning of year                                                       $  23,116      $ (52,466)     $(65,741)
Net other comprehensive income                                                        60,245         75,582        13,275
                                                                                      ------         ------        ------
Balance at end of year                                                             $  83,361      $  23,116      $(52,466)
                                                                                   ---------      ---------      --------
Total stockholder's equity                                                         $ 359,389      $ 263,005      $166,514
                                                                                   =========      =========      ========

See notes to financial statements.

Statements of Cash Flows

Year ended Dec. 31, (In thousands)                                                    2002           2001          2000
Cash Flows from Operating Activities
Net income (loss)                                                                $    46,139    $   (52,185)  $    16,537
Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Cumulative effect of accounting change, net of tax (note 1)                           --            397            --
    Net provision for certificate reserves                                           100,252        155,387       155,461
    Interest income added to certificate loans                                          (738)          (820)         (914)
    Amortization of premiums/discounts -- net                                         (2,426)        (1,483)       42,192
    Provision for deferred federal income taxes                                       (3,288)        (9,793)        4,940
    Net realized loss on investments before income taxes                               9,899         92,375        10,110
    Decrease (increase) in dividends and interest receivable                           4,184          9,603        (6,317)
    Decrease in deferred distribution fees                                             1,802          1,525         2,946
    Decrease (increase) in other assets                                               13,990          4,622        (7,016)
    Increase (decrease) in other liabilities                                          14,848         14,001        (2,823)
                                                                                      ------         ------        ------
Net cash provided by operating activities                                            184,662        213,629       215,116
                                                                                     -------        -------       -------
Cash Flows from Investing Activities
Maturity and redemption of investments:
    Held-to-maturity securities                                                           --             --       138,150
    Available-for-sale securities                                                  1,111,493        704,877       447,643
    Other investments                                                                 88,437         30,307        68,877
Sale of investments:
    Held-to-maturity securities                                                           --             --         8,836
    Available-for-sale securities                                                    884,524        969,308       312,612
    Other investments                                                                 11,166             --            --
Certificate loan payments                                                              2,919          3,127         3,399
Purchase of investments:
    Held-to-maturity securities                                                           --             --          (161)
    Available-for-sale securities                                                 (2,128,914)    (2,274,412)   (1,250,487)
    Other investments                                                               (233,075)       (54,927)      (49,460)
Certificate loan fundings                                                             (2,085)        (2,830)       (3,197)
                                                                                      ------         ------        ------
Net cash used in investing activities                                               (265,535)      (624,550)     (323,788)
                                                                                    --------       --------      --------

Statements of Cash Flows (continued)

Year ended Dec. 31, (In thousands)                                                   2002           2001          2000
Cash Flows from Financing Activities
Payments from certificate owners                                                 $ 2,031,414    $ 1,919,769   $ 1,667,475
Proceeds from repurchase agreements                                                       --            500            --
Certificate maturities and cash surrenders                                        (1,788,995)    (1,734,742)   (1,517,178)
Payments under repurchase agreements                                                      --           (500)      (25,000)
(Return of capital to) contribution from parent                                      (10,000)       240,000            --
Dividends paid                                                                            --             --        (5,000)
                                                                                     -------        -------       -------
Net cash provided by financing activities                                            232,419        425,027       120,297
                                                                                     -------        -------       -------
Net increase in cash and cash equivalents                                            151,546         14,106        11,625
Cash and cash equivalents at beginning of year                                        72,817         58,711        47,086
                                                                                      ------         ------        ------
Cash and cash equivalents at end of year                                         $   224,363    $    72,817   $    58,711
                                                                                 ===========    ===========   ===========
Supplemental Disclosures Including Non-cash Transactions
Cash paid for income taxes                                                       $    22,233    $        --   $     2,558
Certificate maturities and surrenders through
    loan reductions                                                                    3,097          4,263         4,060
                                                                                       -----          -----         -----

See notes to financial statements.

Notes to Financial Statements

(In thousands unless indicated otherwise)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

American Express Certificate Company (AECC), is a wholly-owned subsidiary of American Express Financial Corporation (Parent), which is a wholly-owned subsidiary of American Express Company. AECC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. Face-amount certificates issued by AECC entitle the certificate owner to receive at maturity a stated amount of money and interest or credits declared from time to time by AECC, at its discretion. The certificates issued by AECC are not insured by any government agency. AECC's certificates are sold primarily by American Express Financial Advisor Inc.'s (AEFA) (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. The Parent acts as investment advisor for AECC.

AECC currently offers ten types of certificates with specified maturities ranging from 10 to 20 years. Within their specified maturity, most certificates have interest rate terms of one- to 36-months. In addition, three types of certificates have interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

AECC's gross income is derived primarily from interest and dividends generated by its investments. AECC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to AEFA.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States. AECC uses the equity method of accounting for its wholly-owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for non-investment company subsidiaries. Certain prior year amounts have been reclassified to conform to the current year's presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Interest Income

Interest income is accrued as earned using the effective interest method, which makes an adjustment for security premiums and discounts, so that the related security recognizes a constant rate of return on the outstanding balance throughout its term.

Preferred stock dividend income

AECC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend basis.

Cash and cash equivalents

Cash equivalents are carried at amortized cost, which approximates fair value. AECC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

Investment securities

Debt securities and marketable equity securities are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component, net of deferred income taxes, in Accumulated other comprehensive income (loss) in Stockholder's Equity.

The basis for determining cost in computing realized gains and losses on securities is specific identification. Gains and losses are recognized in the results of operations upon disposition of the securities. In addition, losses are also recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. AECC also considers the extent to which cost exceeds fair value, the duration of time of that decline and management's judgment as to the issuer's current and prospective financial condition. The charges are reflected in the Net realized loss on investments within the Statement of Operations.

First mortgage loans on real estate and other loans

Mortgage and other loans reflects principal amounts outstanding less reserves for losses, which is the basis for determining any realized gains or losses. The estimated fair value of the mortgage loans on real estate is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. The fair value of the other loans represents market prices or estimated fair values when quoted prices are not available.

The reserve for losses is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate or the fair value of collateral. Additionally, the level of the reserve account is determined based on several factors, including historical experience and current economic and political conditions. Management regularly evaluates the adequacy of the reserve for loan losses, and believes it is adequate to absorb estimated losses in the portfolio.

AECC generally stops accruing interest on mortgage loans on real estate for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Certificates

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate owners are entitled to receive at maturity a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate interest at specified percentage rates as declared by AECC. Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees are recognized in expense and any related surrender charges are recognized as a reduction in Provision for certificate reserves.

Federal income taxes

AECC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. AECC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of the Parent and its subsidiaries that the Parent will reimburse a subsidiary for any tax benefits recorded.

Accounting developments

Effective Jan. 1, 2001, AECC adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133), which establishes the accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative are recorded in earnings or directly to equity, depending on the instrument's designated use. Those derivative instruments that are designated and qualify as hedging instruments are further classified as either a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation, based upon the exposure being hedged. The adoption of SFAS No. 133 on Jan. 1, 2001, resulted in a cumulative after-tax reduction of $397 and $2,187 to earnings and other comprehensive income (OCI), respectively. See note 9 for further discussion of the Company's derivative and hedging activities.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities (VIEs). The accounting provisions and expanded disclosure requirements for VIEs existing at Dec. 31, 2002, are fully effective for reporting periods beginning after June 15, 2003. An entity shall be subject to consolidation according to the provisions of FIN 46, if, by design, either (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (ii) as a group, the holders of the equity investment at risk lack (a) direct or indirect ability to make decisions about an entity's activities; (b) the obligation to absorb the expected losses of the entity if they occur; or (c) the right to receive the expected residual return of the entity if they occur. In general, FIN 46 will require a VIE to be consolidated when an enterprise has a variable interest that will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual return.

It is likely that AECC will disclose additional information about VIE's when FIN 46 becomes effective in the third quarter of 2003. The entity primarily impacted by FIN 46 relates to a secured loan trust (SLT) for which AECC has a 33% ownership interest. The SLT provides returns to investors primarily based on the performance of an underlying portfolio of high-yield loans. AECC's pro rata return is based on the performance of up to $125,000 of high yield loans. Currently, the underlying portfolio consists of $114,472 in high-yield loans which have a market value of $103,739. The SLT has an adjusted cost basis of $26,593. AECC continues to evaluate other relationships and interest in entities that may be considered VIEs. The impact of adopting FIN 46 on the Consolidated Financial Statements is still being reviewed.

2. DEPOSIT OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS

Under the provisions of its certificates and the 1940 Act, AECC was required to have Qualified Assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $4,492,725 and $4,152,437 at Dec. 31, 2002 and 2001,
respectively. AECC had Qualified Assets of $4,778,592 and $4,413,104 at Dec. 31, 2002 and 2001, respectively, excluding net unrealized appreciation on Available-for-sale securities of $135,010 and $43,962 at Dec. 31, 2002 and 2001, respectively, and Payable for investment securities purchased of $263,658 and $163,507 at Dec. 31, 2002 and 2001, respectively.

Qualified Assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. These values are the same as financial statement carrying values, except for debt securities classified as available-for-sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

Pursuant to provisions of the certificates, the 1940 Act, the central depository agreement and requirements of various states, qualified assets of AECC were deposited as follows:

                                                                            Dec. 31, 2002
                                                                               Required
                                                            Deposits           deposits       Excess
Deposits to meet certificate liability requirements:
   States                                                   $      362       $      318      $     44
   Central Depository                                        5,031,924        4,472,886       559,038
                                                             ---------        ---------       -------
Total                                                       $5,032,286       $4,473,204      $559,082
                                                            ----------       ----------      --------

                                                                             Dec. 31, 2001
                                                                               Required
                                                            Deposits           deposits       Excess
Deposits to meet certificate liability requirements:
   States                                                   $      361       $      318      $     43
   Central Depository                                        4,547,283        4,129,056       418,227
                                                             ---------        ---------       -------
Total                                                       $4,547,644       $4,129,374      $418,270
                                                            ----------       ----------      --------


The assets on deposit at Dec. 31, 2002 and 2001 consisted of securities and other loans having a deposit value of $4,608,914 and $3,955,748, respectively; mortgage loans on real estate of $338,924 and $343,434, respectively, and other assets of $84,448 and $248,462, respectively.

American Express Trust Company is the central depository for AECC. See note 7.

3. INVESTMENTS IN SECURITIES

Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by using established procedures involving, among other things, review of market indexes, price levels of current offerings and comparable issues, price estimates, estimated future cash flows, and market data from independent brokers. The procedures are reviewed annually by management and the Board of Directors.

Because of changes to the rules for hedging investments, the transition provisions of SFAS No. 133, as amended, permitted held-to-maturity securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to be reclassified at the date of adoption to available-for-sale or trading. AECC reclassified all held-to-maturity securities to available-for-sale upon adoption as of Jan. 1, 2001.

A summary of Available-for-sale securities at Dec. 31, is as follows:

                                                                        2002
                                                              Gross            Gross
                                             Amortized     unrealized       unrealized        Fair
                                               cost           gains           losses          value
U.S. Government and agency obligations     $      362      $     37         $    --      $      399
Mortgage and asset-backed securities        2,938,348        94,528           1,728       3,031,148
Structured investments                         33,470         2,175              --          35,645
State and municipal obligations                 9,424           385              --           9,809
Corporate debt securities                   1,172,446        53,394          15,540       1,210,300
Stated maturity preferred stock                82,554         1,876             383          84,047
Perpetual preferred stock                      17,782           266              --          18,048
                                           ----------      --------         -------      ----------
Total                                      $4,254,386      $152,661         $17,651      $4,389,396
                                           ----------      --------         -------      ----------

                                                                       2001
                                                              Gross            Gross
                                             Amortized     unrealized       unrealized        Fair
                                               cost           gains           losses          value

U.S. Government and agency obligations     $      361       $    24         $    --      $      385
Mortgage and asset-backed securities        2,136,070        23,121          10,059       2,149,132
Structured investments                         59,586           582           2,613          57,555
State and municipal obligations                10,893           563              --          11,456
Corporate debt securities                   1,623,612        38,078          10,379       1,651,311
Stated maturity preferred stock               168,963         4,489             150         173,302
Perpetual preferred stock                      30,282           454             320          30,416
Common stock                                      172           172              --             344
                                           ----------       -------         -------      ----------
Total                                      $4,029,939       $67,483         $23,521      $4,073,901
                                           ----------       -------         -------      ----------

The amortized cost and fair value of Available-for-sale securities, by contractual maturity at Dec. 31, 2002 are shown below. Cash flows may differ from contractual maturities because issuers may call or prepay obligations.

                                            Amortized       Fair
                                              cost          value
Due within one year                        $  212,117    $  214,421
Due from one to five years                    869,934       911,737
Due from five to ten years                    204,791       203,097
Due in more than ten years                     11,414        10,945
                                               ------        ------
                                            1,298,256     1,340,200
Mortgage and asset-backed securities        2,938,348     3,031,148
Perpetual preferred stock                      17,782        18,048
                                               ------        ------
Total                                      $4,254,386    $4,389,396
                                           ----------    ----------

During the years ended Dec. 31, 2002 and 2001, there were no securities classified as trading securities.

The proceeds from sales of Available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, were as follows:

                                                 2002          2001         2000
Proceeds                                     $887,194    $1,694,615     $312,728
Gross realized gains                           23,394        20,679        4,447
Gross realized losses                          15,741        83,932        3,136
                                               ------        ------        -----

During the years ended Dec. 31, 2002, 2001 and 2000, AECC also recognized losses of $15,789, $27,932, and $11,413, respectively, due to declines in the fair value of corporate debt or structured available-for-sale securities that were other-than-temporary. These amounts are reflected in Net realized loss on investments in the Statements of Operations.

Sales of Held-to-maturity securities, due to credit concerns and acceptance of a tender offer during the year ended Dec. 31, 2000 was as follows:

                                                 2002          2001         2000
Amortized cost                                    $--           $--       $9,015
Gross realized gains                               --            --           94
Gross realized losses                              --            --          273
                                               ------        ------        -----

Investments in securities with fixed maturities comprised 83% and 88% of AECC's total invested assets at Dec. 31, 2002 and 2001, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. Ratings are presented using S&P's convention and if the two agency's ratings differ, the lower rating is used. A summary of investments in securities with fixed maturities, at amortized cost, by rating of investment is as follows:

Rating                              2002              2001
AAA                                  69%              60%
AA                                    1                2
A                                    11               12
BBB                                  16               24
Below investment grade                3                2
                                    ---              ---
Total                               100%             100%
                                    ---              ---

Of the securities rated AAA, 94% and 88% at Dec. 31, 2002 and 2001, respectively, are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. At Dec. 31, 2002 and 2001, approximately 9% and 11%, respectively, of securities with fixed maturities, other than U.S. Government Agency mortgage-backed securities, are rated by Parent's internal analysts.

At Dec. 31, 2002 and 2001 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of AECC's total investment in securities with fixed maturities.

AECC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, AECC may purchase for its portfolio all or part of an issue of restricted securities. Since AECC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by AECC at a later date.

The fair values of restricted securities are determined by the board of directors using the procedures and factors as described previously.

In the event AECC were to be deemed to be a distributor of the restricted securities, it is possible that AECC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

AECC's net losses in 2001 were primarily composed of a $36.9 million loss to recognize the impact of higher default assumptions used to determine impairment on rated structured investments and a $57.1 million loss on high-yield securities. The write-downs of these investments were associated with the company's decision to reduce the Company's holdings of high-yield investments and rebalance the fixed maturity investment portfolio towards higher quality, less volatile holdings.

4. INVESTMENTS IN FIRST MORTGAGE LOANS ON REAL ESTATE AND OTHER LOANS

During the years ended Dec. 31, 2002 and 2001, AECC held no investments in impaired mortgage or other loans. During 2000, the average recorded investment in impaired loans was $195.

AECC recognized $13 of interest income related to impaired mortgage and other loans for the year ended Dec. 31, 2000.

The reserve for loss on mortgage loans and other loans increased to $4,223 on Dec. 31, 2002, from $1,935 at Dec. 31, 2001 and $744 at Dec. 31, 2000.

At Dec. 31, 2002 and 2001, approximately 7% and 8%, respectively, of AECC's invested assets were First mortgage loans on real estate. A summary of First mortgage loans on real estate by region and property type at Dec. 31, is as follows:

Region                              2002              2001
South Atlantic                       18%              20%
West North Central                   15               17
East North Central                   13               15
Mountain                             13               17
West South Central                   17               13
Pacific                              12                9
New England                           6                4
Middle Atlantic                       6                5
                                    ---              ---
Total                               100%             100%
                                    ---              ---

Property Type                       2002              2001
Office buildings                     41%              29%
Retail/shopping centers              20               24
Apartments                           14               17
Industrial buildings                 15               14
Other                                10               16
                                    ---              ---
Total                               100%             100%
                                    ---              ---

The carrying amounts and fair values of First mortgage loans on real estate and other loans at Dec. 31 are below. The fair values for first mortgage loans on real estate are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar maturities. The fair value of other loans represents market prices or estimated fair values when quoted prices are not available.

                                                       2002                            2001
                                             Carrying          Fair        Carrying            Fair
                                               amount         value          amount           value
First mortgage loans on real estate          $342,147      $366,198        $345,369        $348,873
Other loans                                   114,319       111,550              --              --
Reserve for losses                             (4,223)           --          (1,935)             --
                                             --------      --------        --------        --------
Net first mortgage and other loans           $452,243      $477,748        $343,434        $348,873
                                             --------      --------        --------        --------

At Dec. 31, 2002 and 2001, commitments for fundings of first mortgage loans on real estate, at market interest rates, aggregated $13,400 and $7,100, respectively. AECC holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreements. AECC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. AECC's first mortgage loans on real estate fundings are restricted to 80% or less of the market value of the real estate at the time of the loan funding. Management believes there is no fair value for these commitments.

5. CERTIFICATE RESERVES

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, were as follows:

                                                             2002
                                                            Average     Average
                                                             gross    additional
                                               Reserve   accumulation   credit
                                               balance       rate        rate
Installment certificates:
Reserves to mature:
  With guaranteed rates                     $   12,663      3.50%       .50%
  Without guaranteed rates (A)                 156,294         --       1.04
Additional credits and accrued interest          3,988       3.20         --
Advance payments and accrued interest (B)          564       3.30        .18
Other                                               34         --         --
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                         95,941       3.20        .01
  Without guaranteed rates (A) and (C)       4,181,407         --        .73
Additional credits and accrued interest         42,311       3.08         --
Due to unlocated certificate holders               170         --         --
                                            ----------     ------     ------
Total                                       $4,493,372
                                            ----------

                                                             2001
                                                            Average     Average
                                                             gross   a dditional
                                               Reserve   accumulation   credit
                                               balance       rate        rate
Installment certificates:
Reserves to mature:
  With guaranteed rates                     $   14,367      3.50%       .50%
  Without guaranteed rates (A)                 178,808         --       3.94
Additional credits and accrued interest          5,082       3.18         --
Advance payments and accrued interest (B)          645       3.26        .21
Other                                               33         --         --
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                        104,025       3.20        .24
  Without guaranteed rates (A) and (C)       3,796,799         --       2.71
Additional credits and accrued interest         59,948       3.12         --
Due to unlocated certificate holders               219         --         --
                                            ----------     ------     ------
Total                                       $4,159,926
                                            ----------

A) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

B) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.26%. AECC has increased the rate of accrual to 4.00% through April 30, 2004. An appropriation of retained earnings of $15 has been made, which represents the estimated additional accrual that will result from the increase granted by AECC.

C) American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificate enable the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificates have a term of 52 weeks and may continue for up to 20 successive terms. The reserve balance on these certificates at Dec. 31, 2002 and 2001 was $999,067 and $1,095,531, respectively.

On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 2002, $811 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges. Fair values for other certificate reserves are determined by discounted cash flow analyses using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

The carrying amounts and fair values of certificate reserves at Dec. 31, consisted of the following:

                                                       2002                          2001
                                             Carrying          Fair        Carrying            Fair
                                               amount         value          amount           value
Reserves with terms of one year or less    $4,007,664    $4,008,793      $3,867,493      $3,872,897
Other                                         485,708       497,689         292,433         301,621
                                              -------       -------         -------         -------
Total certificate reserves                  4,493,372     4,506,482       4,159,926       4,174,518
Unapplied certificate transactions                801           801           2,152           2,152
Certificate loans and accrued interest        (18,824)      (18,824)        (22,054)        (22,054)
                                              -------       -------         -------         -------
Total                                      $4,475,349    $4,488,459      $4,140,024      $4,154,616
                                           ----------    ----------      ----------      ----------

6. DIVIDEND RESTRICTION

Certain series of installment certificates outstanding provide that cash dividends may be paid by AECC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by AECC. This restriction has been removed for 2003 and 2004 by AECC's declaration of additional credits in excess of this requirement.

7. RELATED PARTY TRANSACTIONS ($ NOT IN THOUSANDS)

Investment advisory, joint facilities, technology support and treasury services

The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.750% on the first $250 million of total book value of assets of AECC, 0.650% on the next $250 million, 0.550% on the next $250 million, 0.500% on the next $250 million and 0.107% on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage and other loans, real estate and any other asset on which AECC pays an outside advisory or service fee. The fee paid to AEFC for managing and servicing the other loans is 0.35%.

Distribution services

Fees payable to AEFA on sales of AECC's certificates are based upon terms of agreements giving AEFA the right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

From time to time, AECC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to AEFA may be lowered. There were no changes to the distribution fees for the promotion of the American Express Flexible Savings Certificate which occurred June 5, 2002 to July 23, 2002. For the promotion of the seven-month interest rate term American Express Flexible Savings Certificate which occurred March 7, 2001 to May 8, 2001 and Oct. 31, 2001 to Dec. 11, 2001, the distribution fee was lowered to 0.030% and 0.017%, respectively.

The Aggregate fees payable under the agreements per $1,000 face amount of installment certificates and a summary of the periods over which the fees are payable are:

                                                                    Number of
                                                                   certificate
                                                                   years over
                                                                      which
                                        Aggregate fees payable     subsequent
                                              First   Subsequent   years' fees
                                     Total    year       years     are payable
On sales effective April 30, 1997   $25.00    $2.50     $22.50          9
                                    -------   -----     ------        ----

Effective April 25, 2001 fees on the American Express Cash Reserve Certificate are paid at a rate of 0.0625% of the purchase price at the time of issuance and 0.0625% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 24, 2001, fees on the American Express Cash Reserve Certificate are paid at a rate of 0.20% of the purchase price at the time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 26, 2000, fees on the American Express Flexible Savings Certificate are paid at a rate of 0.08% of the purchase price at the time of issuance and 0.08% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 25, 2000, fees were paid at the rate of 0.20% of the purchase price at time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Fees on the American Express Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Fees on the American Express Preferred Investors Certificate are paid at a rate of 0.165% of the initial payment on issue date of the certificate and 0.165% of the certificate's reserve at the beginning of the second and subsequent quarters from issue date.

Effective April 28, 1999, fees on the American Express Stock Market, sold through AEFA, and American Express Market Strategy Certificates are paid at a rate of 0.90%. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at the rate of 0.70%. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Effective April 26, 2000, fees on the American Express Stock Market Certificates, sold through American Express Bank International, are paid at a rate of 0.90%. For certificates sold from April 28, 1999 to April 25, 2000, fees were paid at the rate of 1.00%. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at a rate of 1.25%. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Fees on the American Express Equity Indexed Savings Certificate are paid at a rate of 1.00% of the initial investment on the first day of each certificate's term and 1.00% of the certificate's reserve at the beginning of each subsequent term.

Depository fees

The basis for computing fees paid or payable to American Express Trust Company for depository services is as follows:

Depository fees paid or payable to American Express Trust Company (an affiliate)
is:
Maintenance charge per account              5 cents per $1,000 of assets on deposit
Transaction charge                          $20 per transaction
Security loan activity:
  Depositary Trust Company receive/deliver  $20 per transaction
  Physical receive/deliver                  $25 per transaction
  Exchange collateral                       $15 per transaction

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

Distribution fees

The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits Certificate on an annualized basis is 1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,999, 0.80% on an amount from $250,000 to $499,999, 0.65% on an amount from $500,000 to $999,999 and 0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Transfer agent fees

The basis of computing Transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is under a Transfer Agency Agreement effective Jan. 1, 1998. AECSC maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service. Prior to Jan. 1, 1998, AEFC provided this service to AECC under the investment advisory and services agreement.

Dividends

In 2001, AECC paid a $167 million dividend to its parent by transferring at book value certain collateralized debt obligation (CDO) securities owned by the Company. In part, the dividend was paid to allow AEFC to transfer the CDO securities and related accrued interest into a securitization trust.

8. INCOME TAXES

Income tax (expense) benefit as shown in the Statements of Operations for the three years ended Dec. 31, consists of:

                                                                2002             2001          2000
Federal:
   Current                                                   $(24,367)          $26,007       $ 8,586
   Deferred                                                     3,288             9,792        (4,941)
                                                                -----             -----        ------
                                                              (21,079)           35,799         3,645
State                                                            (156)             (120)         (120)
                                                                 ----              ----          ----
Total income tax (expense) benefit                           $(21,235)          $35,679       $ 3,525
                                                             ---------          -------       -------

Income tax (expense) benefit differs from that computed by using the federal statutory rate of 35%. The principal causes of the difference in each year are shown below:

                                                                2002             2001          2000
Federal tax (expense) benefit at federal statutory rate       $(23,581)         $30,752       $(4,554)
Dividend exclusion                                               2,462            4,971         8,064
Other, net                                                          40               76           135
                                                                    --               --           ---
Federal tax (expense) benefit                                 $(21,079)         $35,799       $ 3,645
                                                              --------          -------       -------

Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of AECC's Deferred tax assets and Deferred tax liabilities as of Dec. 31, are as follows:

Deferred tax assets                                   2002            2001
Certificate reserves                               $  1,793        $  5,743
Investments                                          14,649          14,269
Purchased/written call options                          689              --
Other, net                                              245             160
                                                        ---             ---
Total deferred tax assets                          $ 17,376         $20,172
                                                   --------         -------
Deferred tax liabilities
Investment unrealized gains, net                   $ 44,720         $12,389
Deferred distribution fees                            2,091           2,721
Purchased/written call options                           --           5,227
Dividends receivable                                     79             196
Return of capital dividends                              42              43
                                                         --              --
Total deferred tax liabilities                       46,932          20,576
                                                     ------          ------
Net deferred tax liabilities                       $(29,556)       $   (404)
                                                   --------        --------

AECC is required to establish a valuation allowance for any portion of the Deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that AECC will realize the benefit of the Deferred tax assets and, therefore, no such valuation allowance has been established.

9. DERIVATIVE FINANCIAL INSTRUMENTS

AECC maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate and equity market volatility. The Company enters into interest rate swaps to manage interest rate sensitivity and enters into options and futures contracts to mitigate the negative effect on earnings that would result from an increase in the equity markets.

AECC is exposed to risk associated with fluctuating interest payments on certain certificate products tied to the London Interbank Offering Rate (LIBOR) as the certificate products reset at shorter intervals than the average maturity of the investment portfolio. AECC's goal is to manage interest rate sensitivity by modifying the repricing characteristics of certificate liabilities so that the interest credited to related investment certificate owners is not adversely affected by movements in interest rates. As a result of interest rate fluctuations, the amount of interest paid on hedged liabilities will positively or negatively impact reported earnings. Income or loss on the derivative instruments that are linked to the hedged liabilities will generally offset the effect of this impact. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

AECC uses interest rate swap contracts to hedge the risk of rising interest rates on a portion of the certificate products. Interest rate swaps generally involve the exchange of fixed and variable rate interest rate payments between two parties, based on a common notional principal amount and maturity date. The Company is required to pay the counterparty to the contracts a stream of fixed interest payments, and in turn, receives a stream of LIBOR-based variable interest payments.

The interest rate swaps qualify for and are designated as cash flow hedges. The effective portions of changes in the fair value of the derivatives are recorded in Other Comprehensive Income (OCI). Amounts are reclassified from OCI to Investment expenses as interest is credited to certificate reserves. The fair value of the interest rate swaps are included in Accounts payable and accrued liabilities on the balance sheet.

For the years ended Dec. 31, 2002 and 2001, AECC recognized no losses on the derivatives as a result of ineffectiveness. AECC reclassified into earnings pretax losses of $9,780 and $17,616 during 2002 and 2001, respectively. An estimated $4,000 of the unrealized losses accumulated in OCI related to derivatives designated as cash flow hedges will be reclassified into earnings by Dec. 31, 2003. This effect will occur at the same time as the Company realizes the benefits of lower market rates of interest on its certificates. The longest period of time over which the Company is hedging exposure to the variability in future cash flows is 26 months.

AECC offers American Express Stock Market Certificates ("SMC") that offer a return based upon the relative change in a major stock market index between the beginning and end of the SMC's term. The SMC product contains an embedded derivative, essentially the equity based return of the certificate, that must be separated from the host contract and accounted for as a derivative instrument per SFAS No. 133. As a result of fluctuations in equity markets, and the corresponding changes in value of the embedded derivative, the amount of expenses incurred by the Company related to SMC will positively or negatively impact reported earnings. As a means of hedging its obligations under the provisions for these certificates, the Company purchases and writes call options on the major market index. The Company views this strategy as a prudent management of equity market sensitivity, such that earnings are not exposed to undue risk presented by changes in equity market levels.

On the same series of certificates, AECC also purchases futures on the major market index to hedge its obligations. The futures are marked-to-market daily and exchange traded, exposing the Company to no counterparty risk.

The options and futures contracts do not receive special hedge accounting under SFAS No. 133. As such, any changes in the fair value of the contracts are taken through earnings. The fair values of the purchased and written call options are included in Other qualified assets and Accounts payable and accrued liabilities, respectively, on the balance sheet. The fair value of the embedded derivatives are included under Certificate reserves. The gains and losses on the options, futures and embedded derivative instruments are recognized in Investment expenses on the statement of operations.

By using derivative instruments, AECC is exposed to credit and market risk. Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. AECC monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. AECC manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. AECC primarily uses derivatives to manage risk and, therefore, the cash flow and income effects of the derivatives are generally inverse to the effects of the underlying hedged transactions.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

AECC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as Cash and cash equivalents, Receivables for Dividends and interest, and Investment securities sold, Accounts Payable Due to Parent and other affiliates, Payable for investment securities purchased and Other accounts payable and accrued expenses approximate the carrying amounts disclosed in the Balance Sheets.

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                             2002                         2001
                                                   Carrying        Fair        Carrying          Fair
                                                     value         value         value           value
Financial assets:
    Assets for which carrying values
       approximate fair values                    $  282,382   $  282,382     $  132,303      $  132,303
    Investment securities (note 3)                 4,389,396    4,389,396      4,073,901       4,073,901
    First mortgage loans on real estate
       and other loans (note 4)                      452,243      477,748        343,434         348,873
    Derivative financial instruments (note 9)         34,403       34,403         48,393          48,393
Financial liabilities:
    Liabilities for which carrying values
       approximate fair values                       306,841      306,841        179,080         179,080
    Certificate reserves (note 5)                  4,475,349    4,488,459      4,140,024       4,154,616
    Derivative financial instruments (note 9)         26,703       26,703         32,558          32,558
                                                  ----------   ----------     ----------      ----------

Quick telephone reference*

800-862-7919      American Express Easy Access Line

                  Account value, cash transaction information, current rate information (automated response for Touchtone(R) phones only)


800-862-7919      American Express Client Service Corporation (AECSC)

                  Withdrawals, transfers, inquiries


800-846-4852      TTY Service

                  For the hearing impaired

* You may experience delays when call volumes are high

AMERICAN

   EXPRESS(R)American Express Certificate Company

70100 AXP Financial Center

Minneapolis, MN 55474

Web site address:

http://www.americanexpress.com

Distributed by

American Express

Financial Advisors Inc.

Investment Company Act File #811-00002

S-6034 E (4/03)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

2000          American Express Special Deposits                  29,882,177.00
2001          American Express Special Deposits                  11,585,244.00
2002          American Express Special Deposits                   9,792,888.00

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $807,408.63 in 2000, $549,636.58 in 2001 and $446,326.20 in
2002.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1. (a) Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

         2.       Not Applicable.

         3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

            (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 is incorporated herein by reference.

            (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

 4.               Not Applicable.

 5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

6. through 9. --  None.

10.         (a)   Investment Advisory and Services Agreement between Registrant and American Express Financial Corporation dated March 6,
                  2002, filed electronically as Exhibit 10(a) to Post-Effective
                  Amendment No. 51 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (e) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (f) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

            (g) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (h) Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and Coutts & Co. (USA) International, filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (i)   Consulting  Agreement  dated December 12, 1994,  between IDS
                  Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (j) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (k) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

            (l) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (m) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (n) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                  America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

            (o) Letter Agreement, dated April 10, 2000, amending the Selling Agent Agreement, dated March 10, 1999, between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10(o) to Post-Effective Amendment No. 20 to Registration Statement 33-26844, is incorporated herein by reference.

            (p) Form of Selling Dealer Agreement of American Express Financial Advisors Inc., filed electronically as Exhibit 10(o) to Pre-Effective Amendment No. 2 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(1)  Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriters, filed electronically as
                  Exhibit 10p(2) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

         (r) Letter of Representations, dated August 22, 2000, between Registrant and The Depository Trust Company, filed electronically as Exhibit 10(r) to Post-Effective Amendment No. 49 to Registration Statement No. 2-55252, is incorporated herein by reference.

11. through 22. -- None.

23. Consent of Independent Auditors' Report is filed electronically herewith.

24.         (a)   Officers'  Power of Attorney  dated March 5, 2003, filed
                  electronically as Exhibit 24(a) to Post-Effective Amendment
                  No. 29 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (b) Directors' Power of Attorney dated December 4, 2002, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 29 to Registration Statement No. 2-95577 is incorporated herein by reference.

25. through 27. -- None.

(b) The financial statement schedules for American Express Certificate Company (formerly IDS Certificate Company), filed electronically as
         Exhibit  16(b)  in  Post-Effective  Amendment  No.  29 to  Registration
         Statement No. 2-95577 for  American   Express   Flexible   Savings
         Certificate, are incorporated by reference.

Item 17. Undertakings.

             Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to
             Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 28, 2003.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                              By: /s/ Paula R. Meyer
                                              -----------------------
                                                      Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on April 28, 2003.


Signature                          Capacity


/s/ Paula R. Meyer                 President and Director
----------------------             (Principal Executive Officer)
    Paula R. Meyer

/s/ John T. Sweeney                Vice President - Finance
----------------------             (Principal Financial Officer)
    John T. Sweeney

/s/ Jeryl A. Millner               Vice President and Controller
----------------------             (Principal Accounting Officer)
    Jeryl A. Millner

/s/ Rodney P. Burwell*             Director
-----------------------
    Rodney P. Burwell

/s/ Jean B. Keffeler*              Director
----------------------
    Jean B. Keffeler

/s/ Thomas R. McBurney*            Director
------------------------
    Thomas R. McBurney

/s/ Kent M. Bergene*               Director
---------------------
    Kent M. Bergene

/s/ Karen M. Bohn*                 Director
------------------
    Karen M. Bohn

/s/ Walter S. Berman*              Director
----------------------
    Walter S. Berman

* Signed pursuant to Directors' Power of Attorney dated December 4, 2002, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 29 to Registration Statement No. 2-95577, by:





/s/ Paula R. Meyer
----------------------
    Paula R. Meyer